RE/MAX Holdings Reports Second Quarter 2014 Results

DENVER, Aug. 13, 2014 /PRNewswire/ --

Second Quarter 2014 Highlights

(As compared to the second quarter 2013 unless otherwise noted)

  Agent count of 96,089, up 4.7%
  Revenue of $42.3 million, up 7.8%
  Adjusted EBITDA1 of $24.2 million, up 13.7%
  Adjusted EBITDA1 margin of 57.2%, up from 54.2%
  Adjusted basic and diluted earnings per share ("EPS") of $0.46 and $0.45, respectively
  Announced quarterly dividend of $0.0625 per share of Class A common stock

RE/MAX Holdings, Inc. (the "Company" or "RE/MAX") (NYSE: RMAX), one of the world's leading franchisors of real estate brokerage services, today announced operating results for the second quarter ended June 30, 2014.

"We continue to grow our network of highly productive agents, maintain our expense discipline and expand our margins," stated Margaret Kelly, Chief Executive Officer of RE/MAX. "Even with mixed trends in the housing market, the strength and resilience of our business model is evident in the performance of our key business drivers. We are encouraged by our ongoing momentum and we expect continued agent count growth and solid margins for the remainder of the year."

Second Quarter 2014 Operating Results

Agent Count

Total agent count grew by 4,280 agents or 4.7% to 96,089 agents compared to the second quarter of 2013. For the six months ended June 30, 2014, the Company grew agent count by 2,861 agents or 3.1%. In the United States ("U.S."), agent count increased by 2,934 agents or 5.5% to 56,262 agents compared to the prior year quarter. In Canada, agent count decreased by 15 agents or 0.1% to 19,030 agents compared to the prior year quarter. Outside the U.S. and Canada, agent count increased by 1,361 agents or 7.0% to 20,797 agents compared to the prior year quarter.

Revenue

RE/MAX generated revenue of $42.3 million during the second quarter of 2014, a 7.8% increase compared to $39.2 million for the same period in 2013 driven by an increase in agent count and incremental revenue from the acquired Southwest and Central Atlantic regions. Recurring revenue streams, which include continuing franchise fees and annual dues, accounted for 60.7% of revenues in the second quarter of 2014 compared to 58.3% in the prior year quarter.

Continuing franchise fees were $18.0 million, up $2.2 million or 13.8% over the prior year quarter primarily due to growth in agent count and additional revenue as a result of the acquisition of the Southwest and Central Atlantic regions in October 2013.

Revenue from annual dues was $7.6 million, up $0.6 million or 8.5% due to an increase in total agent count of 4,280 from the prior year quarter, of which 2,919 agents were located in the U.S. and Canada, and the January 1, 2014 increase in annual dues membership fee in the U.S. and Canada.

Revenue from broker fees was $8.0 million, up $1.2 million or 17.4% compared to the prior year quarter. The increase was driven by growth in agent count and additional revenue that resulted from the acquisition of the Southwest and Central Atlantic regions.

Franchise sales and other franchise revenue was $4.6 million, in-line with the prior year quarter.

Brokerage revenue, which principally represents fees assessed by the Company's owned brokerages for services provided to their affiliated real estate agents, was $4.1 million, a decrease of $0.9 million or 17.7% from the prior year quarter. The decrease was due to reduced management fee revenue recognized by our owned brokerage offices and a reduction in the number of closed transaction sides and home sales volume.

Operating Expenses

Total operating expenses were $23.3 million in the second quarter of 2014, a decrease of $2.5 million or 9.5% compared to the prior year quarter. Selling, operating and administrative expenses were $19.5 million, down $2.5 million or 11.4% from the prior year quarter. Selling, operating and administrative expenses were 46.0% of revenue in the second quarter of 2014 compared to 56.0% in the prior year quarter. The reduction in operating expenses is primarily due to lower professional fees compared to the prior year quarter when the Company incurred expenses related to its initial public offering ("IPO"). Selling, operating and administrative expenses also decreased due to a reduction in rent expense as a result of increased sublease income at the corporate office and the renegotiation of certain leases at the Company's owned brokerage offices.

Adjusted EBITDA

Adjusted EBITDA margin was 57.2% for the second quarter of 2014 compared to 54.2% in the prior year quarter. Adjusted EBITDA was $24.2 million in the second quarter of 2014, up 13.7% or $2.9 million from the prior year quarter. The increase in Adjusted EBITDA was largely driven by revenue growth attributable to an increase in agent count and incremental contributions from the acquired Southwest and Central Atlantic regions. The increase was also attributable to lower selling, operating and administrative expenses and foreign currency transaction gains related primarily to cash held in Canadian dollars. A reconciliation of Adjusted EBITDA to net income is included in Table 5.

Net Income

Reported net income was $14.5 million for the second quarter of 2014, an increase of $5.0 million or 52.0% compared to the prior year quarter. The increase was primarily due to higher operating income, lower interest expense as a result of the Company's 2013 refinancing activity and gains associated with foreign currency transactions, partially offset by a higher provision for income taxes.

Adjusted net income2 was $13.4 million for the second quarter 2014, an increase of $2.7 million or 25.4% compared to the prior year quarter. Adjusted basic and diluted EPS were $0.46 and $0.45, respectively for the second quarter 2014.

Net income attributable to RE/MAX Holdings, Inc. was $4.4 million for the second quarter of 2014. This amount excludes net income attributable to non-controlling interest. Reported basic and diluted EPS attributable to RE/MAX Holdings, Inc. were $0.38 and $0.36, respectively. Refer to Table 1 for the share counts used in the calculation of U.S. GAAP basic and diluted EPS attributable to RE/MAX Holdings, Inc.

The ownership structure used to calculate adjusted basic and diluted EPS for the three and six months ended June 30, 2014 reflects RE/MAX owning 100% of RMCO, LLC ("RMCO"). The actual RE/MAX ownership of RMCO was 39.50% at June 30, 2014. Refer to Table 6 in this press release for a reconciliation of Adjusted net income to net income and the share counts used in the Adjusted basic and diluted EPS calculations.

Balance Sheet

As of June 30, 2014, the Company had a cash balance of $84.6 million, a decrease of $3.8 million from December 31, 2013. The Company made an excess cash flow payment of $14.6 million on its term loan in April of 2014. The Company had $212.7 million of term loans outstanding, net of unamortized discount as of June 30, 2014, down from $228.4 million as of December 31, 2013.

Dividend

The Company's Board of Directors approved a quarterly dividend of $0.0625 per share of Class A common stock. The dividend is payable on September 3, 2014 to shareholders of record at the close of business on August 20, 2014.

Outlook

Based on the Company's performance during the first and second quarters of this year and its belief in a measured and sustainable housing recovery, the Company is providing the following outlook for its third quarter 2014 and re-confirming its full-year outlook for 2014:

Third Quarter 2014 Outlook:

  Agent count is estimated to increase by 4% to 5% over third quarter 2013,
  Revenue is estimated to increase by 7% to 8% over third quarter 2013,
  Selling, operating and administrative expenses are estimated to be 48% to 50% of revenue; and
  Adjusted EBITDA margin is estimated to be in the 50% to 52% range.

Full-Year 2014 Outlook:

  Agent count is estimated to increase by 4% to 5% over 2013,
  Revenue is estimated to increase by 6% to 7% over 2013,
  Selling, operating and administrative expenses are estimated to be 52% to 54% of revenue; and
  Adjusted EBITDA margin is estimated to be in the 47% and 49% range.

Revenue, Selling, operating and administrative expenses and Adjusted EBITDA margin are subject to fluctuations in the Canadian dollar to U.S. dollar exchange rate.

Basis of Presentation

Subsequent to the IPO, RE/MAX began to operate and control all of the business affairs of RMCO. As a result, RE/MAX began to consolidate RMCO on October 7, 2013, and because RE/MAX and RMCO are entities under common control, such consolidation has been reflected for all periods presented. Unless otherwise noted, the results presented in this press release are consolidated and exclude adjustments attributable to the non-controlling interest.

These historical results do not purport to reflect what the results of operations of RE/MAX would have been had the IPO and related reorganization and other transactions occurred prior to such periods.

Webcast and Conference Call

The Company will host a conference call for interested parties today, August 13, 2014, beginning at 5:00 p.m. Eastern Time. Interested parties are able to access the conference call using the following dial-in numbers:

U.S.	1-877-512-8755
Canada	1-855-669-9657
International	1-412-902-4144

Interested parties can access the live webcast through the Investor Relations section of the Company's website at www.remax.com. Please dial-in or join the webcast 10 minutes before the start of the conference call.

A replay of the call will be available approximately one hour after the end of the call on August 13, 2014 through August 28, 2014, by dialing 1-877-344-7529 (U.S.), 1-855-669-9658 (Canada) or 1-412-317-0088 (International) and entering the pass code 10049898. An archive of the webcast will be available on the Company's website for a limited time as well.

About the RE/MAX Network

RE/MAX was founded in 1973 by David and Gail Liniger, with an innovative, entrepreneurial culture affording its agents and franchisees the flexibility to operate their businesses with great independence. Over 96,000 agents provide RE/MAX a global reach of more than 95 countries. Nobody sells more real estate than RE/MAX.

RE/MAX, LLC, one of the world's leading franchisors of real estate brokerage services, is a wholly-owned subsidiary of RMCO, which is controlled and managed by RE/MAX Holdings, Inc. (NYSE: RMAX).

Forward-Looking Statements

This press release includes "forward-looking statements" within the meaning of the "safe harbor" provisions of the United States Private Securities Litigation Reform Act of 1995, including statements regarding outlook for the third quarter 2014 and full fiscal year 2014. Forward-looking statements may be identified by the use of words such as "anticipate," "believe," "intend," "expect," "estimate," "plan," "outlook," "project" and other similar words and expressions that predict or indicate future events or trends that are not statements of historical matters. These forward-looking statements include statements regarding the Company's expectation of continued agent growth and solid margins for the balance of the year, its belief in a measured and sustainable recovery, as well as any statements regarding the Company's strategic and operational plans. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward looking statements are based on information available at the time those statements are made and/or management's good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward looking statements. Such risks and uncertainties include, without limitation, (1) changes in business and economic activity in general, (2) changes in the real estate market, including changes due to interest rates and availability of financing, (3) the Company's ability to attract and retain quality franchisees, (4) the Company's franchisees' ability to recruit and retain agents, (5) changes in laws and regulations that may affect the Company's business or the real estate market, (6) failure to maintain, protect and enhance the RE/MAX brand, as well as those risks and uncertainties described in the sections entitled "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operation" in the most recent Form 10-K filed with the Securities and Exchange Commission ("SEC") and similar disclosures in subsequent reports filed with the SEC, which are available on the investor relations page of the Company's website at www.remax.com and on the SEC website at www.sec.gov. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they are made. Except as required by law, the Company does not intend, and undertakes no duty, to update this information to reflect future events or circumstances.

1 Non-GAAP measures. See Table 5 for a reconciliation of net income to Adjusted EBITDA. See the end of this press release for a definition of Non-GAAP measures.

2 Non-GAAP measure. Adjusted Net Income measure assumes RE/MAX owns 100% of RMCO. RE/MAX actually owns 39.50% of RMCO. See Table 6 for a reconciliation of Adjusted Net Income and Adjusted EPS to Net Income. See the end of this press release for a definition of Non-GAAP measures.

TABLE 1

RE/MAX Holdings, Inc.
Condensed Consolidated Statements of Income and Comprehensive Income
(Unaudited)
(Amounts in thousands, except share and per share amounts)

	Three months ended June 30,		Six months ended June 30,
	2014	2013	2014	2013
Revenue:
Continuing franchise fees	$ 18,024	$ 15,839	$ 35,728	$ 30,944
Annual dues	7,643	7,044	15,149	14,597
Broker fees	8,016	6,827	13,574	11,500
Franchise sales and other franchise revenue	4,554	4,594	12,463	12,747
Brokerage revenue	4,062	4,937	7,265	8,528
Total revenue	42,299	39,241	84,179	78,316
Operating expenses:
Selling, operating and administrative expenses	19,475	21,992	44,762	47,983
Depreciation and amortization	3,812	3,707	7,750	7,432
Loss (gain) on sale or disposition of assets, net	-	45	(1)	44
Total operating expenses	23,287	25,744	52,511	55,459
Operating income	19,012	13,497	31,668	22,857
Other expenses, net:
Interest expense	(2,286)	(3,411)	(4,752)	(6,925)
Interest income	66	68	147	142
Foreign currency transaction gains (losses)	836	(345)	307	(416)
Loss on early extinguishment of debt	(178)	-	(178)	(134)
Equity in earnings of investees	188	316	129	462
Total other expenses, net	(1,374)	(3,372)	(4,347)	(6,871)
Income before provision for income taxes	17,638	10,125	27,321	15,986
Provision for income taxes	(3,129)	(577)	(5,014)	(1,031)
Net income	$ 14,509	$ 9,548	$ 22,307	$ 14,955
Less: net income attributable to non-controlling interest	10,132	9,548	15,519	14,955
Net income attributable to RE/MAX Holdings, Inc.	$ 4,377	$ -	$ 6,788	$ -
Comprehensive income:
Net income	$ 14,509	$ 9,548	$ 22,307	$ 14,955
Change in cumulative translation adjustment	186	(190)	9	(298)
Other comprehensive income (loss)	186	(190)	9	(298)
Comprehensive income	14,695	9,358	22,316	14,657
Less: comprehensive income attributable to non-controlling interest	10,244	9,358	15,524	14,657
Comprehensive income attributable to RE/MAX Holdings, Inc.	$ 4,451	$ -	$ 6,792	$ -
Net income attributable to RE/MAX Holdings, Inc. per share of Class A common stock
Basic	$ 0.38		$ 0.59
Diluted	$ 0.36		$ 0.55
Weighted average shares of Class A common stock outstanding
Basic	11,593,885		11,600,889
Diluted	12,230,014		12,238,189
Cash dividends declared per share of Class A common stock	$ 0.0625		$ 0.1250

TABLE 2

RE/MAX Holdings, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
(Amounts in thousands, except share and per share amounts)

	June 30, 2014	December 31, 2013
Assets
Current assets:
Cash and cash equivalents	$ 84,620	$ 88,375
Escrow cash - restricted	1,003	710
Accounts and notes receivable, current portion, less allowances of $4,413 and $4,122, respectively	19,228	15,980
Accounts receivable from affiliates	-	5
Income taxes receivable	1,194	-
Other current assets	3,244	5,010
Total current assets	109,289	110,080
Property and equipment, net of accumulated depreciation of $19,961 and $19,400, respectively	2,585	2,583
Franchise agreements, net of accumulated amortization of $80,547 and $73,764, respectively	82,288	89,071
Other intangible assets, net of accumulated amortization of $8,267 and $7,912, respectively	2,244	2,486
Goodwill	72,793	72,781
Deferred tax assets, net	66,564	67,791
Investments in equity method investees	3,611	3,642
Debt issuance costs, net	2,051	2,353
Other assets	1,941	2,036
Total assets	$ 343,366	$ 352,823
Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$ 996	$ 731
Accounts payable to affiliates	1,059	1,017
Escrow liabilities	1,003	710
Accrued liabilities	7,501	9,344
Income taxes and tax distributions payable	162	3,000
Deferred revenue and deposits	17,483	15,821
Current portion of debt	10,877	17,300
Current portion of payable to related parties pursuant to tax receivable agreements	902	902
Other current liabilities	207	206
Total current liabilities	40,190	49,031
Debt, net of current portion	201,844	211,104
Payable to related parties pursuant to tax receivable agreements, net of current portion	67,938	67,938
Deferred revenue, net of current portion	117	234
Deferred tax liabilities, net	203	195
Other liabilities, net of current portion	8,914	8,782
Total liabilities	319,206	337,284
Commitments and contingencies
Stockholders' equity:
Class A common stock, par value $0.0001 per share, 180,000,000 shares authorized; 11,577,452 shares issued and outstanding as of June 30, 2014; 11,607,971 shares issued and outstanding as of December 31, 2013	1	1
Class B common stock, par value $0.0001 per share, 1,000 shares authorized; 1 share issued and outstanding as of June 30, 2014 and December 31, 2013	-	-
Additional paid-in capital	238,725	239,086
Retained earnings	6,845	1,506
Accumulated other comprehensive income	1,380	1,371
Total stockholders' equity attributable to RE/MAX Holdings, Inc.	246,951	241,964
Non-controlling interest	(222,791)	(226,425)
Total stockholders' equity	24,160	15,539
Total liabilities and stockholders' equity	$ 343,366	$ 352,823

TABLE 3

RE/MAX Holdings, Inc.
Condensed Consolidated Statements of Cash Flow
(Unaudited)
(Amounts in thousands)

	Six months ended June 30,
	2014	2013
Cash flows from operating activities:
Net income	$ 22,307	$ 14,955
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	7,750	7,432
Bad debt expense	305	265
Loss on early extinguishment of debt	178	134
Equity-based compensation	332	701
Non-cash interest expense	186	571
Other	1,312	246
Changes in operating assets and liabilities:
Accounts and notes receivable, current portion	(3,542)	(2,414)
Advances to/from affiliates	(12)	249
Other current and noncurrent assets	1,854	675
Other current and noncurrent liabilities	(2,777)	496
Deferred revenue and deposits	1,549	145
Net cash provided by operating activities	29,442	23,455
Cash flows from investing activities:
Purchases of property, equipment and software	(702)	(482)
Proceeds from sale of property and equipment	1	3
Capitalization of trademark costs	(58)	(91)
Net cash used in investing activities	(759)	(570)
Cash flows from financing activities:
Payments on debt	(15,740)	(9,300)
Distributions to non-controlling unitholders	(14,437)	(20,683)
Dividends to Class A common stockholders	(1,449)	-
Payments on capital lease obligations	(103)	(158)
Deferred offering costs	-	(2,511)
Excess tax benefit realized on delivery of vested restricted stock units	125	-
Tax withholding payment for vested restricted stock units upon delivery	(818)	-
Net cash used in financing activities	(32,422)	(32,652)
Effect of exchange rate changes on cash	(16)	(152)
Net decrease in cash and cash equivalents	(3,755)	(9,919)
Cash and cash equivalents, beginning of year	88,375	68,501
Cash and cash equivalents, end of period	$ 84,620	$ 58,582
Supplemental disclosures of cash flow information:
Cash paid for interest	$ 4,507	$ 6,374
Cash paid for income taxes	4,197	1,149
Schedule of non-cash investing and financing activities:
Capital leases for property and equipment	$ 18	$ 160

TABLE 4

RE/MAX Holdings, Inc.
Agent Count
(Unaudited)

	As of
	June 30,	March 31,	December 31,	September 30,	June 30,	March 31,	December 31,
	2014	2014	2013	2013	2013	2013	2012
Agent Count:
U.S.
Company-owned regions(1)	34,686	33,911	33,416	27,343	26,846	26,189	25,819
Independent regions (1)	21,576	21,375	21,075	26,879	26,482	26,030	25,984
U.S. Total	56,262	55,286	54,491	54,222	53,328	52,219	51,803
Canada
Company-owned regions	6,212	6,117	6,084	6,089	6,106	6,073	6,070
Independent regions	12,818	12,852	12,838	12,934	12,939	12,804	12,796
Canada Total	19,030	18,969	18,922	19,023	19,045	18,877	18,866
Outside U.S. and Canada
Company-owned regions	301	323	338	319	316	334	336
Independent regions	20,496	19,807	19,477	19,167	19,120	18,542	18,003
Outside U.S. and Canada Total	20,797	20,130	19,815	19,486	19,436	18,876	18,339
Total	96,089	94,385	93,228	92,731	91,809	89,972	89,008

(1)

As of June 30, 2014, March 31, 2014 and December 31, 2013, U.S. Company-owned Regions includes agents in the Southwest and Central Atlantic regions which converted from Independent Regions to Company-owned Regions in connection with the acquisitions of the business assets of HBN, Inc. ("HBN") and Tails, Inc. ("Tails") on October 7, 2013.  As of the acquisition date, the Southwest and Central Atlantic regions had a total of 5,918 agents.

TABLE 5

RE/MAX Holdings, Inc.
Adjusted EBITDA Reconciliation to Net Income (1)
(Unaudited)
(Amounts in thousands)

	Three months ended June 30,		Six Months ended June 30,
	2014	2013	2014	2013

Consolidated:
Net income	$ 14,509	$ 9,548	$22,307	$14,955
Depreciation and amortization	3,812	3,707	7,750	7,432
Interest expense	2,286	3,411	4,752	6,925
Interest income	(66)	(68)	(147)	(142)
Provision for income taxes	3,129	577	5,014	1,031
EBITDA	23,670	17,175	39,676	30,201
Gain on sale or disposition of assets and sublease (2)	(47)	(105)	(225)	(248)
Loss on early extinguishment of debt (3)	178	-	178	134
Equity-based compensation (4)	74	321	332	701
Non-cash straight-line rent expense (5)	270	371	417	710
Chairman executive compensation (6)	-	750	-	1,500
Acquisition integration costs (7)	45	222	63	222
Public offering related expenses (8)	-	2,533	-	3,480
Adjusted EBITDA	$ 24,190	$21,267	$40,441	$36,700

(1)

Excludes all adjustments associated with the non-controlling interest and presents the results of operations as if all outstanding common units of RMCO  were exchanged for or converted into shares of the Company's Class A common stock on a one-for-one basis for the entire period presented.

(2)	Represents gains on the sale or disposition of assets, as well as the gain on the sublease of a portion of the Company's corporate headquarters office building.
(3)	Represents losses incurred on early extinguishment of debt on the Company's senior secured credit facility.
(4)

Equity-based compensation includes non-cash compensation expense recorded related to unit options granted to employees pursuant to RMCO's 2011 Unit Option Plan during the three and six months ended June 30, 2013, as well as the non-cash compensation expense recorded related to restricted stock units granted in connection with the IPO pursuant to RE/MAX Holdings, Inc. 2013 Stock Omnibus Plan during the three and six months ended June 30, 2014.

(5)	Represents the non-cash charge to appropriately record rent expense on a straight-line basis over the term of the lease agreement taking into consideration escalation in monthly cash payments.
(6)

Represents the salaries the Company paid to David Liniger, the Company's Chairman and Co-Founder, and Gail Liniger, the Company's Vice Chair and Co-Founder. Such salaries have not been paid subsequent to the IPO, and will not be paid in future periods.

(7)

Acquisition integration costs include fees incurred in connection with the acquisition of certain assets of HBN and Tails in October 2013. Costs include legal, accounting and advisory fees, as well as consulting fees for integration services.

(8)	Represents costs incurred in connection with the IPO.

TABLE 6

RE/MAX Holdings, Inc.
Adjusted Net Income and Adjusted Earnings per Share(1)
(Unaudited)
(Amounts in thousands, except share and per share amounts)

	Three months ended June 30,		Six months ended June 30,
	2014	2013	2014	2013

Consolidated:
Net income	$ 14,509	$ 9,548	$ 22,307	$14,955
Amortization of franchise agreements	3,392	2,966	6,783	5,932
Canadian tax expense & RE/MAX Holdings tax provision	3,129	577	5,014	1,031
Add-backs:
Gain on sale or disposition of assets and sublease (2)	(47)	(105)	(225)	(248)
Loss on early extinguishment of debt (3)	178	-	178	134
Equity-based compensation (4)	74	321	332	701
Non-cash straight-line rent expense (5)	270	371	417	710
Chairman executive compensation (6)	-	750	-	1,500
Acquisition integration costs (7)	45	222	63	222
Public offering related expenses (8)	-	2,533	-	3,480
Adjusted pre-tax net income	21,550	17,183	34,869	28,417
Less: Provision for income taxes at 38%	(8,189)	(6,530)	(13,250)	(10,798)
Adjusted net income	$ 13,361	$ 10,653	$ 21,619	$17,619

Total basic pro forma shares outstanding	29,328,485		29,335,489
Total diluted pro forma shares outstanding	29,964,614		29,972,789

Adjusted net income basic earnings per share:	$ 0.46		$ 0.74
Adjusted net income diluted earnings per share:	$ 0.45		$ 0.72

(1)

Excludes all adjustments associated with the non-controlling interest and presents the results of operations as if all outstanding common units of RMCO were exchanged for or converted into shares of the Company's Class A common stock on a one-for-one basis for the entire period presented.

(2)	Represents gains on the sale or disposition of assets, as well as the gain on the sublease of a portion of the Company's corporate headquarters office building.
(3)	Represents losses incurred on early extinguishment of debt on the Company's senior secured credit facility.
(4)

Equity-based compensation includes non-cash compensation expense recorded related to unit options granted to employees pursuant to RMCO's 2011 Unit Option Plan during the three and six months ended June 30, 2013, as well as the non-cash compensation expense recorded related to restricted stock units granted in connection with the IPO pursuant to RE/MAX Holdings, Inc. 2013 Stock Omnibus Plan during the three and six months ended June 30, 2014.

(5)	Represents the non-cash charge to appropriately record rent expense on a straight-line basis over the term of the lease agreement taking into consideration escalation in monthly cash payments.
(6)

Represents the salaries the Company paid to David Liniger, the Company's Chairman and Co-Founder, and Gail Liniger, the Company's Vice Chair and Co-Founder. Such salaries have not been paid subsequent to the IPO, and will not be paid in future periods.

(7)

Acquisition integration costs include fees incurred in connection with the acquisition of certain assets of HBN and Tails in October 2013. Costs include legal, accounting and advisory fees, as well as consulting fees for integration services.

(8)	Represents costs incurred in connection with the IPO.

TABLE 7

RE/MAX Holdings, Inc.
Pro Forma Shares Outstanding
(Unaudited)

	Three months ended June 30, 2014	Six months ended June 30, 2014
Total basic weighted average shares outstanding:
Weighted average shares of Class A common stock outstanding	11,593,885	11,600,889
Remaining equivalent weighted average shares of stock outstanding on a pro forma basis assuming RE/MAX Holdings owned 100% of RMCO	17,734,600	17,734,600
Total basic pro forma weighted average shares outstanding	29,328,485	29,335,489

Total diluted weighted average shares outstanding:
Weighted average shares of Class A common stock outstanding	11,593,885	11,600,889
Remaining equivalent weighted average shares of stock outstanding on a pro forma basis assuming RE/MAX Holdings owned 100% of RMCO	17,734,600	17,734,600
Dilutive effect of stock options(1)	587,906	590,953
Dilutive effect of unvested restricted stock units(1)	48,223	46,347
Total diluted pro forma weighted average shares outstanding	29,964,614	29,972,789

(1)	In accordance with the treasury stock method

Non-GAAP Financial Measures

The SEC has adopted rules to regulate the use in filings with the SEC and in public disclosures of financial measures that are not in accordance with U.S. generally accepted accounting principles ("U.S. GAAP") financial measures, such as Adjusted EBITDA and Adjusted Net Income and the ratios related thereto. These measures are derived on the basis of methodologies other than in accordance with U.S. GAAP.

RE/MAX defines Adjusted EBITDA as EBITDA (consolidated net income before depreciation and amortization, interest expense, net and the provision for income taxes, each of which is presented in the Company's condensed consolidated financial statements included elsewhere in this press release), adjusted for the impact of the following items that we do not consider representative of the Company's ongoing operating performance: gain on sale or disposition of assets and sublease, loss on early extinguishment of debt, equity-based compensation, non-cash straight-line rent expense, salaries paid to David and Gail Liniger, the Company's Chairman and Vice Chair, respectively, that the Company discontinued subsequent to the completion of the IPO, professional fees and non-recurring expenses incurred in connection with the IPO and acquisition integration costs.

RE/MAX defines Adjusted Net Income as net income, excluding the impact of amortization expense related to the Company's franchise agreements, charges incurred related to the early extinguishment of debt, gain on sale or disposition of assets and sublease, equity-based compensation, salaries paid to David and Gail Liniger, that the Company discontinued subsequent to the completion of the IPO, expenses incurred in connection with the IPO, and acquisition integration costs and reflects income taxes, as if all outstanding common units of RMCO were exchanged for or converted into shares of the Company's Class A common stock on a one-for-one basis. Assuming the full exchange and conversion, all income of RMCO is treated as if it were allocated to RE/MAX, and the adjusted provision for income taxes represents an estimate of income tax expense at an effective rate reflecting assumed federal, state, and local income taxes. The estimated effective tax rate was 38%.

Because Adjusted EBITDA and Adjusted Net Income omit certain non-cash items and other non-recurring cash charges, the Company feels that these metrics are less susceptible to variances that affect the Company's operating performance resulting from depreciation, amortization and other non-cash and non-recurring cash charges or other items and is more reflective of other factors that affect the Company's operating performance. The Company presents Adjusted EBITDA and Adjusted Net Income because it believes the metrics are useful as supplemental measures in evaluating the performance of the Company's operating businesses and provide greater transparency into the Company's results of operations. The Company's management uses Adjusted EBITDA as a factor in evaluating the performance of their business.

Adjusted EBITDA and Adjusted Net Income have limitations as analytical tools, and should not be considered in isolation or as a substitute for analyzing results RE/MAX reported under U.S. GAAP. Some of these limitations are:

  these measures do not reflect changes in, or cash requirements for, the Company's working capital needs;
  these measures do not reflect historical cash expenditures or future requirements for capital expenditures or contractual commitments;
  although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often require replacement in the future, and these measures do not reflect any cash requirements for such replacements;
  Adjusted EBITDA does not reflect the Company's interest expense, or the cash requirements necessary to service interest or principal payments on the Company's debt;
  Adjusted EBITDA does not reflect the Company's income tax expense or the cash requirements to pay the Company's taxes;
  Adjusted EBITDA does not reflect the cash requirements to pay dividends and distributions to non-controlling unitholders; and
  other companies may calculate these measures differently, so they may not be comparable.

With respect to the Company's outlook with respect to Adjusted EBITDA margin for the third quarter and the full fiscal year 2014, the Company is not able to provide a reconciliation of this non-GAAP financial measure to U.S. GAAP because it does not provide specific guidance for the various reconciling non-cash items and other non-recurring cash charges, such as gain on sale or disposition of assets and sublease, loss on early extinguishment of debt and equity-based compensation, among others. Certain items that impact these measures have not yet occurred, are out of the Company's control or cannot be reasonably predicted, and as a result, reconciliation of this non-GAAP guidance measures to U.S. GAAP is not available without unreasonable effort.

CONTACT: Investor Contact: Peter Crowe, (303) 796-3815, pcrowe@remax.com, Media Contact: Shaun White, (303) 796-3405, shaunwhite@remax.com